Exhibit 23.1

LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Anasazi Capital Corp. (A Development Stage Company), of our report dated August 27, 2009 on our audit of the financial statements of Anasazi Capital Corp. (A Development Stage Company) as of December 31, 2008 and December 31, 2007, and the related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2008 and December 31, 2007 and from inception on July 17, 2006 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

Shaumburg, Illinois

September 1, 2009